Exhibit 10.2
THREDUP INC.
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PROGRAM
(THE “PROGRAM”) RULES AND CONDITIONS

The following rules and conditions have been adopted by the Board of Directors of ThredUp Inc. (the “Company”) to govern the deferral of Restricted Stock Units by Non-Employee Directors pursuant to the ThredUp Inc. 2021 Stock Option and Incentive Plan (the “Stock Plan”) and the ThredUp Inc. Amended and Restated Non-Employee Director Compensation Policy (the “Policy”). Capitalized terms used but not defined herein shall have the meaning given such terms in the Stock Plan. The Program is an unfunded arrangement established and maintained primarily for the benefit of directors and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent required by law, the terms of this Program applicable to Non-Employee Directors shall also constitute a separate written plan document with its terms set forth in the applicable portions of this Program.

1. Election to Defer Restricted Stock Units. A Non-Employee Director may elect in advance to defer the receipt of (i) any cash retainers under the Policy that the Non-Employee Director is paid in the form of fully vested Restricted Stock Units under the Stock Plan and/or (ii) the initial and/or annual grant of Restricted Stock Units made to such Non-Employee Director pursuant to the Policy under the Stock Plan (such grants, the “Equity Retainers”). To make such an election, except with respect to a newly elected or appointed Non-Employee Director, or in connection with the establishment of this Program, the Non-Employee Director must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Equity Retainer is scheduled to be earned and granted. Non-Employee Directors on the Effective Date shall be permitted, within 30 days of the Effective Date, to file a deferral election which shall apply only to Equity Retainers that are awarded subsequent to the election. A newly elected or appointed Non-Employee Director, may, upon (but no later than 30 days after) becoming a Non-Employee Director, file a deferral election with respect to the Equity Retainers that are awarded subsequent to the election. An election shall remain in effect from year to year until revoked in writing by the Non-Employee Director, but any revocation shall become effective only with respect to Equity Retainers that are granted in calendar years beginning after receipt and acceptance by the Company of a written revocation. All elections (including revocation thereof) must be made during an open window period while the Non-Employee Director is not in possession of any material non-public information relating to the Company.

2. Deferred Account. Upon the vesting of any Equity Retainer awarded to any Non-Employee Director who has elected to defer his or her Equity Retainer(s) pursuant to this Program, any shares of Stock that would otherwise have been issued to the Non-Employee Director upon such vesting shall be converted to deferred stock units on a one-to-one basis and credited to the Non-Employee Director’s deferred account (“Account”).

3. Dividend Equivalent Amounts. If dividends (other than dividends payable only in shares of Stock) are paid with respect to Stock, each Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per share by the stock unit balance of the Account on the record date and dividing the result by the Fair Market Value of a share of Stock on the dividend payment date.
4. Period of Deferral. The deferred stock units in each Account shall be deferred until, and the period of deferral shall cease upon, the earliest of (a) 30 days after a Non-Employee Director ceases to serve as a member of the Board of Directors of the Company and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), (b) the consummation of a Sale Event (as defined in the Stock Plan) so long as such Sale Event constitutes a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A (a “Change in Control”) or (c) 30 days after the date of a Non-Employee Director’s death.

5. Designation of Beneficiary. A Non-Employee Director may designate one or more beneficiaries to receive payments from his or her Account in the event of his or her death. A designation of beneficiary may apply to a specified percentage of a Non- Employee Director’s entire interest in his or her Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director, the estate of the Non-Employee Director shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum in shares of Stock, with any fractional share paid in cash.

6. Payment. All amounts credited to a Non-Employee Director’s Account shall be paid in shares of Stock to the Non-Employee Director, or his or her designated beneficiary (or beneficiaries) or estate, in a single lump sum as soon as practicable (but in no event later than 30 days) after the end of the first applicable period of deferral specified in Section 4 (above) occurs; provided, however, that fractional shares shall be paid in cash.

7. Adjustments. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Company shall make appropriate adjustments in the number of stock units credited to the Non-Employee Directors’ Accounts.

8. Non-transferability of Rights. During a Non-Employee Director’s lifetime, any payment under this Program shall be made only to the Non-Employee Director. No sum or other interest under this deferred compensation arrangement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under this Program to do so shall be void. No interest under this deferred compensation arrangement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than a Non-Employee Director to the extent required by a domestic relations order.

9. Company’s Obligations to Be Unfunded and Unsecured. The Accounts maintained under this Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Stock) for payment of any amounts hereunder. No Non-Employee Director or other person shall have any interest in any particular assets of the Company (including Stock) by reason of the right to receive payment under this Program, and any Non-Employee Director or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Program.
10. Section 409A. This Program is intended to be a compliant deferred compensation plan under Section 409A and shall be administered in accordance with the requirements of Section 409A. To the extent that any provision of this Program is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. This Program may be amended, as reasonably determined by the Board, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

11. Incorporation of Plan. This Program shall be subject to the terms and conditions of the Stock Plan and the Policy. Capitalized terms in this document shall have the meaning specified in the Stock Plan, unless a different meaning is specified herein.

Adopted as of April 23, 2026 (the “Effective Date”)

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER THE THREDUP INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:
Pursuant to the ThredUp Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), ThredUp Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Class A common stock of the Company, par value $0.0001 per share (the “Stock”) of the Company. Reference is also made to the Rules and Conditions for the ThredUp, Inc. Non-Employee Directors’ Deferred Compensation Program (the “Program”) and the Grantee’s deferral election thereunder.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in service as a member of the Board on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
In the event of a Sale Event, 100% of the Restricted Stock Units shall become vested immediately prior to the consummation of such Sale Event, subject to the Grantee remaining in service as a member of the Board through such Sale Event. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.Termination of Service as a Non-Employee Director. If the Grantee’s service with the Company and its Affiliates as a member of the Board terminates for any reason (including death or Disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. For purposes hereof, “Disability” shall mean the Grantee’s physical or mental condition that renders the Grantee unable to substantially perform for a period of 90 aggregate days (regardless of whether or not continuous) during any 360 day period, Grantee’s regular responsibilities to the Company, with or without a reasonable accommodation.
4.Issuance of Shares of Stock. The Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date as specified in the Program in accordance with the terms and conditions of the Program and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan and Program. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan and the Program, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan and the Program, unless a different meaning is specified herein.
6.Section 409A of the Code. This Agreement is intended to be a compliant deferred compensation plan under Section 409A and shall be administered and interpreted in accordance with the requirements of Section 409A. If the Grantee is a specified employee (as defined in Section 409A of the Code) at the time of his or her separation from service and the Restricted Stock Units are settled on account of such separation from service, then the settlement shall be delayed for six months or until the Grantee’s death, if earlier, to the extent required to avoid adverse taxation under Section 409A of the Code.
7.No Obligation to Continue as a Non-Employee Director. Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance as a Non-Employee Director.
8.Integration. This Agreement and the Program (including any elections thereunder) constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
9.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate fair market value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer.
10.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

THREDUP INC.
By:
    Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:
Grantee’s Signature

Grantee’s name and address: